Macquarie Infrastructure Company LLC	EXHIBIT 99.1
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Media Release
MACQUARIE INFRASTRUCTURE COMPANY ANNOUNCES
COMPLETION OF LAS VEGAS AIRPORT SERVICES ACQUISITION
NEW YORK, August 16, 2005 — Macquarie Infrastructure Company, (NYSE: MIC) announced that it completed its acquisition of Eagle Aviation Resources, Ltd. (dba: Las Vegas Executive Air, or “LVE”) on Friday, August 12, 2005. LVE is an established fixed base operation located at McCarran International Airport in Las Vegas, Nevada.
“LVE is a quality business in a great market and a solid addition to our airport services segment,” said Peter Stokes, Chief Executive Officer of MIC. “Its strong financial performance will add meaningfully to our cash available for distribution to our shareholders,” he added.
The transaction’s $58.2 million purchase price, (including working capital adjustments of $244,000) plus costs and fees of $1.6 million and pre-funded capex and integration costs of $576,000 were funded with proceeds from the MIC initial public offering. LVE’s financial results will be included in the results of operations of the Company’s airport services segment from August 13th, 2005.
For the first six months of 2005 LVE generated revenue of $19.8 million ($17.2 million from fuel, $2.6 million from non-fuel sources). Net income and EBITDA were $3.8 and $4.6 million, respectively, for the same period. The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP financial measure, is an important measure of the historical performance of LVE. In addition, the Company believes it provides additional insight into LVE’s contribution to the Company’s ongoing dividend policy.
A reconciliation of LVE’s net income to EBITDA is provided below (in thousands):

Six Months Ended
June 30, 2005
Net income	$3,783.3
Interest expense, net	259.5
Provision for income taxes	–
Depreciation	496.2
Amortization	28.1
EBITDA	$4,567.1
The Company expects depreciation and amortization related to LVE to be significantly higher from the date of acquisition as a result of purchase accounting, which results in the increase in the carrying value of LVE’s assets to fair value, decreasing net income on a going forward basis.
About Macquarie Infrastructure Company
MIC owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, in the United States and other developed countries. Its initial businesses and investments consist of an airport services business (Atlantic and AvPorts), an airport parking business (PCAA and Avistar) and a district energy business (Thermal Chicago and Northwind Aladdin), a 50% interest in the company that operates the Yorkshire Link Shadow toll road and investments in South East Water, a UK regulated water utility and in Macquarie Communications Infrastructure Group.
For further information, please visit the Company’s website, www.macquarie.com/mic
For further information, please contact:

Investor Enquiries	Media Enquiries
Jay A. Davis	Alex Doughty
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 231-1825	(212) 231-1710
Australian banking regulations that govern the operations of Macquarie Bank Limited and all of its subsidiaries, including the Company’s manager, require the following statements. Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited or of any Macquarie Group company and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital from Macquarie Infrastructure Company Trust.